UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION

12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE

REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

Commission File Number 000-55519

BIGToken, Inc.

(Exact name of registrant as specified in its charter)

445 W. New England Avenue, Winter Park, FL, 32789

(714) 312-6844

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Common Stock ($0.00000001 par value)

(Title of each class of securities covered by this Form)

None

(Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)	☐
Rule 12h-3(b)(1)(i)	☒
Rule 12h-3(b)(1)(ii)	☐
Rule 15d-6	☐
Rule 15d-22(b)	☐

Approximate number of holders of record as of the certification or notice date: 124

Pursuant to the requirements of the Securities Exchange Act of 1934 BIGtoken, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date: July 7, 2023

By:	/s/ George Stella
George Stella
Chief Executive Officer